Exhibit 6.14

Amendment No. 2

to

Emerald Health Pharmaceuticals Inc.

2018 Equity Incentive Plan

The following Amendment No. 2 (the “Amendment”) to the Emerald Health Pharmaceuticals Inc. 2018 Equity Incentive Plan, as amended and restated December 13, 2018 (the “Plan”), was adopted by the Board of Directors (the “Board”) of Emerald Health Pharmaceuticals Inc. (the “Company”) on August 12, 2020 and approved by a majority of the Company’s stockholders on August 12, 2020. Capitalized terms used herein shall have the meanings ascribed in the Plan.

RECITALS

WHEREAS, pursuant to Section 4(a) of the Plan, the Board currently administers the Plan;

WHEREAS, pursuant to Section 13(a) of the Plan, the Board may amend the Plan from time to time; and

WHEREAS, the Board desires to amend the Plan to add an evergreen provision to the share pool to ensure that annually additional shares are made available for issuance under the Plan.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as set forth in this Amendment, effective as of August 12, 2020:

AMENDMENT

1. Amendment to Section 3(a). Section 3(a) of the Plan is hereby amended and restated in its entirety by inserting the following in lieu thereof:

“(a) Subject to adjustment as provided in Section 10 below, the total number of Shares authorized to be issued under the Plan shall equal 18% of the Company’s issued and outstanding Shares as of the applicable date of issuance pursuant to the Plan. The Shares to be offered under the Plan shall be authorized and unissued Common Stock or issued Common Stock that shall have been reacquired by the Company. To the extent applicable, the total number of Shares authorized to be issued under the Plan shall be subject to Section 260.140.45 of Title 10 of the California Code of Regulations.”

2. Other Terms and Conditions. Except as modified pursuant to this Amendment, the Plan is ratified and confirmed in all respects.

I hereby certify that the foregoing Amendment was duly adopted by the Board of Directors of Emerald Health Pharmaceuticals Inc. on August 12, 2020.

Executed on this 12th day of August, 2020.

By:	/s/ James M. DeMesa
Name:	James M. DeMesa
Title:	President and Chief Executive Officer